Certain identified information has been excluded because it is both not material and is the type that the registrant treats as private or confidential. These redacted terms have been marked in this exhibit at the appropriate places with the three asterisks [***].

Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT
BY AND AMONG
DDB HOLDINGS, INC.,
BENSON HILL HOLDINGS, INC.
AND
WHITE RIVER CRESTON, LLC
DATED AS OF
FEBRUARY 13, 2024

i

3.6 Brokers	15
ARTICLE 4 COVENANTS	15
4.1 General	15
4.2 Post-Closing Cooperation, Access to Information and Retention of Record	15
4.3 Post-Closing Transactions	16
4.4 Tax Matters	16
4.5 Restrictive Covenants	17
4.6 Allocation	18
4.7 Post Closing Performance Covenant	18
4.8 Voluntary Invasive Sampling Activities	18
ARTICLE 5 INDEMNIFICATION	19
5.1 General Indemnification Obligations	19
5.2 Indemnification Procedures and Limitations	19
ARTICLE 6 MISCELLANEOUS	23
6.1 Publicity	23
6.2 Expenses	23
6.3 Costs	23
6.4 Disclosure Schedules	23
6.5 Notices	23
6.6 Entire Agreement	24
6.7 Rights of Parties	24
6.8 Succession and Assignment	24
6.9 Governing Law, Jurisdiction and Venue; Waiver of Jury Trial	25
6.10 Counterparts; Exchange by Electronic Transmission	25
6.11 Specific Performance; Equitable Relief	25
ARTICLE 7 DEFINITIONS	26
7.1 Certain Definitions	26
7.2 Other Defined Terms	31
7.3 Construction	31

    ii

MEMBERSHIP INTEREST PURCHASE AGREEMENT
THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of February 13, 2024, by and among White River Creston, LLC, a Nebraska limited liability company (“Purchaser”), DDB Holdings, Inc., a Delaware corporation (“Seller”), and for purposes of Section 5.2(m) of this Agreement only, Benson Hill Holdings, Inc., a Delaware corporation (“Holdings”).
WITNESSETH:
WHEREAS, Benson Hill Ingredients, LLC, a Delaware limited liability company (“Company”), is engaged in the business of operating a certain soybean processing facility (the “Business”) located at 1310 E. Howard Street, Creston, Iowa 50801 and 501 West Union Street, Creston, Iowa 50801 (collectively, the “Facility”); provided, however, for the avoidance of doubt, the term “Business” as used in this Agreement shall not include the Excluded Business (as defined below) and shall not include any assets, liabilities, or employees identified by the Pre-Closing Transactions (as defined below);
WHEREAS, prior to or contemporaneously with the Closing, the following transactions (the “Pre-Closing Transactions”) are intended to occur: (1) the Company intends to transfer, convey, assign or distribute the specific assets and liabilities primarily relating to the Excluded Business set forth on Exhibit E, from the Company to Holdings, (2) the individuals employed by the Company and listed on Exhibit E whose services primarily relate to the Excluded Business are intended to be transferred to Holdings, (3) cash in all of the bank accounts of the Company, less an amount sufficient to satisfy all outstanding checks, is intended to be transferred to Holdings and (4) all accounts receivable of the Company as of the day prior to Closing.
WHEREAS, Seller owns all of the issued and outstanding membership interests of the Company (the “Purchased Interests”); and
WHEREAS, Seller desires to sell, and Purchaser desires to purchase, the Purchased Interests on the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing initial paragraph and recitals, and the representations, warranties, covenants, agreements, conditions and indemnities contained in this Agreement, and intending to be legally bound, the Parties agree as follows:
Article 1
THE TRANSACTION
1.1Sale and Delivery. At the Closing, on the terms and subject to the conditions set forth in this Agreement, Seller shall sell, transfer and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, all of the Purchased Interests, free and clear of all Liens, in exchange for the Purchase Price.
1.2Purchase Price.
(a)The aggregate purchase price for the Purchased Interests shall consist of the sum of the following: (i) $52,500,000 (the “Base Price”) and (ii) plus the amount of the Estimated Working Capital (collectively, such consideration the “Preliminary Purchase Price”, subject to the adjustments described in Section 1.3).
(b)Purchaser shall pay the Preliminary Purchase Price as follows:
(i)At Closing, Purchaser shall pay to Seller the Preliminary Purchase Price minus the Holdback Amount and the Carryback Amount;

(ii)Purchaser shall hold and retain the Holdback Amount in accordance with Section 5.2(k); and
(iii)Purchaser shall deliver to Seller an executed draft of the promissory note in the form attached hereto and marked Exhibit D (the “Promissory Note”).
(c)All monetary payments payable pursuant to this Agreement shall be paid by wire transfer or delivery of other immediately available United States funds, as directed by Seller.
1.3Purchase Price Adjustment.
(a)Prior to the Closing Date, Seller has prepared and delivered to Purchaser a good faith estimate of its calculation of Working Capital (the “Estimated Working Capital”) as of the close of business on the day immediately prior to the Closing Date and which has been prepared in accordance with the Accounting Principles.
(b)As soon as practicable, but no later than sixty (60) days after the Closing Date, Purchaser shall prepare and deliver to Seller its calculation of Working Capital (the “Closing Working Capital”), as of the close of business on the day immediately prior to the Closing Date. The Closing Working Capital shall be prepared in accordance with the books and records of the Business, in accordance with the Accounting Principles and using the same methodology used to determine the Estimated Working Capital. The Parties agree that the Accounting Principles set forth herein are not intended to permit the introduction of different standards, policies, practices, classifications, estimation methodologies, assumptions, or procedures for purposes of determining the Closing Working Capital or Final Working Capital.
(c)Seller shall notify Purchaser within thirty (30) days after the date on which Seller receives the Closing Working Capital if Seller has any objections to the Closing Working Capital. If Seller does not notify Purchaser of any objections within such thirty (30) day period, the calculation of Closing Working Capital shall be deemed to be the “Final Working Capital”. If Seller does notify Purchaser of any objections within such thirty (30) day period, Seller and Purchaser shall use commercially reasonable efforts thereafter to promptly and mutually resolve all such objections. If Seller and Purchaser do not reach a final resolution of all such objections within thirty (30) days after delivery of Seller’s objections to the Closing Working Capital, either Seller or Purchaser may submit all unresolved objections to the Independent Accounting Firm. Any documents submitted by a Party to the Independent Accounting Firm, either unilaterally or at the Independent Accounting Firm’s request, shall be simultaneously submitted to the other Party. In resolving any submitted objection, the Independent Accounting Firm may not assign a value to any item greater than the highest value claimed for such item or less than the lowest value claimed for such item by either Purchaser or Seller. The Independent Accounting Firm’s decision as to the Parties’ unresolved objections shall be rendered within forty-five (45) days after submittal. The determination of the Independent Accounting Firm shall be set forth in writing and shall be conclusive and binding upon Purchaser and Seller. The Closing Working Capital shall be revised by Purchaser, as appropriate, to reflect the resolution of any such objections among the Parties or by the Independent Accounting Firm, and such revised Closing Working Capital shall be deemed to be the “Final Working Capital”.

(d)    As part of the calculation of the Estimated Working Capital and subject to the calculation of the Final Working Capital, Purchaser and Seller will identify the Company’s current and delinquent accounts receivable as of the close of business on the day immediately prior to the Closing Date. Current accounts receivable of the Company will be included as a current asset in the calculation of Working Capital and delinquent accounts receivable of the Company will not be included in the calculating of Working Capital. After the Closing Date on a weekly basis, Purchaser will cause the Company to pay Seller the amount of any delinquent accounts receivable that was collected by the Company during the preceding week and, if not collected and paid to Seller within 60 days after the Closing Date, Purchaser will cause the Company to pay Seller the unpaid balance of any delinquent accounts receivable that Purchaser elects to retain and assign the remaining unpaid delinquent accounts receivable to Seller.
(e)    In the event Purchaser or Seller submits any unresolved objections to the Closing Working Capital to the Independent Accounting Firm for resolution as provided herein, Seller, on the one hand, and Purchaser, on the other hand, shall share responsibility for the fees and expenses of the Independent Accounting Firm as follows: (i) if the Independent Accounting Firm resolves all of the unresolved objections in favor of Seller, Purchaser shall be responsible for all of the fees and expenses of the Independent Accounting Firm; (ii) if the Independent Accounting Firm resolves all of the unresolved objections in favor of Purchaser, Seller shall be responsible for all of the fees and expenses of the Independent Accounting Firm; and (iii) if the Independent Accounting Firm resolves some of the unresolved objections in favor of Seller and the rest of the unresolved objections in favor of Purchaser, (A) Seller shall be responsible for a proportionate amount of the fees and expenses of the Independent Accounting Firm based on the dollar amount of the unresolved objections resolved against Seller compared to the total amount of all unresolved objections submitted to the Independent Accounting Firm and (B) Purchaser shall be responsible for a proportionate amount of the fees and expenses of the Independent Accounting Firm based on the dollar amount of the unresolved objections resolved against Purchaser compared to the total dollar amount of all unresolved objections submitted to the Independent Accounting Firm.
(f)    The Preliminary Purchase Price shall then be adjusted, upwards or downwards, as follows:
(i)For the purposes of this Agreement, the “Net Adjustment Amount” means the amount, which may be positive or negative, equal to the Final Working Capital minus the Estimated Working Capital.
(ii)If the Net Adjustment Amount is positive, the Preliminary Purchase Price shall be adjusted upwards in an amount equal to the Net Adjustment Amount. In such event, Purchaser shall pay the Net Adjustment Amount to Seller by wire transfer or delivery of other immediately available United States funds, as directed by Seller, within three (3) business days after the date on which the Final Working Capital is determined pursuant to Section 1.3(c).
(iii)If the Net Adjustment Amount is negative (in which case the “Net Adjustment Amount” for purposes of this Section 1.3(c)(iii) shall be deemed to be equal to the absolute value of such amount), the Preliminary Purchase Price shall be adjusted downwards in an amount equal to the Net Adjustment Amount. In such event, Seller shall pay the Net Adjustment Amount to Purchaser by wire transfer or delivery of other immediately available United States funds, as directed by Purchaser within three (3) business days after the date on which the Final Working Capital is determined pursuant to Section 1.3(c).
The Preliminary Purchase Price, as finally adjusted pursuant to this Section 1.3, shall be referred to herein as the “Purchase Price”.
1.4Closing. The closing of the Transaction (the “Closing”) shall take place (i) on the date hereof or at such other date as the Parties agree in writing (the “Closing Date”) and (ii) remotely via electronic exchange of documents. All transactions which are to take place at Closing (including without limitation those deliveries and payments required by Section 1.5 or 1.6) shall be considered to have taken place simultaneously, and no delivery or payment shall be considered to have been made until all such transactions have been completed (including without limitation receipt of the payments described in Section 1.6(a)). Title to, ownership of, control over and risk of loss of the Purchased Interests shall pass to Purchaser effective as of 12:01 a.m. Central Time on the Closing Date unless provided otherwise herein.
1.5Deliveries by Seller and Company at Closing. At the Closing, Seller shall deliver and cause the Company to deliver, the following to Purchaser, duly executed by Seller, Company or other indicated parties, if applicable, and otherwise in form reasonably satisfactory to Purchaser:
(a)An amendment to that certain Transitional Administrative Services Agreement, dated October 31, 2023, by and between Holdings and White River Soy Processing, LLC (the “TSA Amendment”).
(b)Membership interest assignments in proper form for transfer of the Purchased Interests from Seller to Purchaser.
(c)Resignations from each of manager, director and officer of Company.
(d)An executed copies of the Secretary’s Certificate of Company and of the Seller with respect to the Transaction.
(e)Customary affidavits, indemnity agreements and certifications of Seller as may be reasonably necessary to permit Purchaser to obtain the Title Policy (at a cost split equally between Seller and Purchaser) with the “standard exceptions” deleted excluding only the standard survey exception.
(f)The existing minute books (or equivalent documents), seals of Company, and other materials relating to the administration of Company.
(g)Such other instruments and certificates as may be reasonably requested by Purchaser.
1.6Deliveries and Payments by Purchaser at Closing. At the Closing, Purchaser shall deliver or pay the following to or for the benefit of Seller, duly executed by Purchaser or other indicated parties, if applicable, and otherwise in form reasonably satisfactory to Seller:
(a)The Preliminary Purchase Price minus the Holdback Amount and Carryback Amount, pursuant to Section 1.2(b)(i), payable in the manner required by Section 1.2(c).
(b)The TSA Amendment, duly executed by White River Soy Processing, LLC.
(c)An executed copy of the Secretary’s Certificate of Purchaser with respect to the Transaction.
(d)The Promissory Note, duly executed by Purchaser.
(e)Such other instruments and certificates as may be reasonably requested by Seller.
1.7    Company Name Change. Immediately after Closing and Seller’s confirmation of receipt of payment under Section 1.6(a), Purchaser shall cause the Company to file the appropriate documentation with the States of Delaware and Iowa to change the name of the Company, which new name shall not contain the name “Benson Hill” and any derivatives thereof. Purchaser acknowledges that neither the Company nor Purchaser shall have the right to use the name “Benson Hill” and any derivatives thereof, whether as a name, trade name, trademark, service mark, identifier, or otherwise.

Article 2
REPRESENTATIONS AND WARRANTIES
OF SELLER
Seller hereby represents and warrants to Purchaser as follows:
2.1Organization and Power. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller has the requisite power and authority to carry on its business and to perform all of its obligations under this Agreement. Seller is not in default under or in violation of any provision of its Organizational Documents, as amended, or any resolution adopted by board of directors or shareholders of the Seller. Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and duly qualified to do business in Iowa. Company has the requisite power and authority to carry on the Business and to perform all of its obligations under this Agreement. Company is not in default under or in violation of any provision of its Organizational Documents, as amended, or any resolution adopted by the member or managers of Company.
2.2Authority and Enforceability. Seller has the requisite power and authority to execute, deliver and perform this Agreement and each Ancillary Document delivered or to be delivered pursuant to the Transaction, and the execution, delivery and performance of this Agreement by Seller has been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been, and each Ancillary Agreement will be duly executed and delivered by Seller and, subject to the Bankruptcy and Equity Exception, constitute the valid and legally binding obligation of Seller, enforceable in accordance with the terms of this Agreement or the Ancillary Agreement, as applicable.
2.3Non-contravention. The Transaction will not: (a) violate any Law or other restriction of any Authority to which Seller, Company, the Purchased Interests or the Business are subject; (b) violate any provision of the Organizational Documents of Company or of Seller, as amended, or any resolution adopted by the members or managers of Company or the board of directors or shareholder of Seller; (c) except as set forth on Schedule 2.3, result in a breach or violation of any term or provision of, or constitute a default under any Contract, Permit or any license or lease to which the Company is a party; or (d) result in the creation or imposition of any Lien upon any Purchased Interests or upon any assets of the Company. Except as set forth in Schedule 2.3, neither Seller nor Company needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval from any Person or Authority in order for the Parties to consummate the Transactions.
2.4Capitalization; Title to Assets.
(a)Seller owns all of the issued and outstanding securities of Company, which are the Purchased Interests. The Purchased Interests have been duly authorized and validly issued. Seller has good, valid and indefeasible title to the Purchased Interests, free and clear of all Liens, charges, calls, puts, trusts, voting trusts, assessments, reservations, restrictions, commitments, obligations, Liabilities or claims of any nature whatsoever. Except for this Agreement, there are no existing options, warrants, rights, calls, commitments or other agreements of any character relating to the securities or other equity interests of Company. There are no outstanding securities or other instruments convertible into or exchangeable for securities of Company and there are no commitments to issue any securities or instruments of Company. There are no voting trusts, proxies or similar agreements or arrangements with respect to the voting of the securities of Company. Company does not own or control or have any other equity investment in, directly or indirectly, any corporation, joint venture, limited liability company, partnership, association or other entity.
(b)Except for the leasehold interests or license interest held by the Company as set forth in Schedule 2.10, Company has good, marketable, and valid title to, (i) all of the assets and properties used in the operation of the Business as currently conducted, or located at the Facility including the Owned Real Property and (ii) the processing equipment stored in a warehouse located at 1000 Commerce Pkwy SW, Bondurant, IA 50035, all of which is free and clear of all Liens, other than Permitted Liens. Except as set forth on Schedule 2.10, none of the assets of the Company is leased or licensed. The Company is the sole owner of the Soy Inventory. The Company has no Indebtedness except (i) current accounts payable that were incurred in the Ordinary Course of Business and will be included in the calculation of the Final Working Capital and (ii) Indebtedness set forth in Schedule 2.4(b) that will be paid in full contemporaneously with Closing.
(c)    Except as shown on Schedule 2.4(c), (a) the assets of the Company, include all assets and rights that have been used during the periods covered by the Financial Statements in the conduct of the Business and the operation of the Facility as operated during such period; (b) all of the assets and rights owned or used by the Company in the conduct of the Business or located at the Facility during the period covered by the Financial Statements will be owned or available for use by the Purchaser on identical terms and conditions immediately subsequent to the Closing; (c) no Person owns any equipment or other tangible assets or properties that were used by the Company in the Business or located at the Facility during the period subject to the Financial Statements; and (d) the assets of the Company include all such material property owned or used by the Company at the Business during the prior twenty-four (24) months (excluding only Soy Inventory sold in the Ordinary Course of Business and such other property that was replaced with similar value). Except as shown on Schedule 2.4(c), each of the assets of the Company constituting tangible assets (including, but not limited to, buildings, plants, structures, furniture, fixtures, machinery, equipment, and vehicles) are free from defects and structurally sound, are suitable for the purposes for which they are presently used, designed and configured, have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear), and are adequate for the uses to which they are being put.
2.5Financial Statements.
(a)    Schedule 2.5 contains internally prepared balance sheets and statements of income for the Business and the Company for the years ended December 31, 2021, December 31, 2022 and December 31, 2023, and, within thirty (30) days after the Closing Date, Seller will update Schedule 2.5 to add the one month period ending January 31, 2024 (individually, a “Financial Statement” and collectively, the “Financial Statements”). Each Financial Statement (i) has been prepared and will be prepared based on, and in accordance with, the books of account and related records of the Company; (ii) has been prepared, and will be prepared in accordance with the Accounting Principles and on a consistent basis; (iii) are and will be correct, accurate and complete; and (iv) fairly presents and will fairly present the cash flows and the results of operations of the Business and the Company for the periods covered and the financial condition of the Business and the Company as of such dates. Company does not have any Liabilities of a nature and type required to be set forth on a balance sheet prepared in accordance with GAAP, except for (i) Liabilities set forth on the face of the balance sheet dated as of the December 31, 2023 (rather than in any notes thereto) and (ii) Liabilities which have arisen after December 31, 2023, in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of Law). The Soy Inventory of the Company is reflected properly on its books and records in accordance with the Accounting Principles and is merchantable and fit for the purpose for which it was procured, processed or manufactured, and none of which is obsolete, damaged, or defective, subject only to the reserve for inventory write-down set forth on the face of the balance sheet dated as of December 31, 2023 (rather than in any notes thereto).
(c)All accounts payable of the Company as reflected on the Financial Statements, or thereafter incurred by Company through the Closing Date, arose in bona fide arm's-length transactions in the Ordinary Course of Business and no such account payable is delinquent in its payment. Since the date of the latest balance sheet, the Company has paid its accounts payable in the Ordinary Course of Business. The Company does not have any accounts payable or loans payable to any Person which is affiliated with it or any of its officers, directors, members, managers, employees or equity holders.
(c)    All accounts receivable of the Company as reflected on the Financial Statements, or thereafter acquired by Company through the Closing Date, were earned by performance in the Ordinary Course of Business, are not subject to any dispute and, with respect to the current accounts receivable of the Company, are collectible in accordance with their terms.
2.6Absence of Change. Since December 31, 2022, Company has conducted the Business in the Ordinary Course of Business and there has been no development, event or occurrence which has been or would reasonably be expected to have individually or in the aggregate, a materially adverse to the Company, the Business or the Facility. Without limiting the generality of the foregoing, since August 31, 2023, except as contemplated by this Agreement, the Pre-Closing Transactions, that certain Asset Purchase Agreement, dated October 31, 2023, between Purchaser and the Company or disclosed in Schedule 2.6 (in each case only with respect to the Company, the Business, the Facility or the Purchased Interests and not with respect to the Excluded Business):
(a)Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible (including the spare parts and maintenance, repair and used equipment currently stored at the “boneyard” or other locations at the Facility), other than Soy Inventory sold in the Ordinary Course of Business and other assets which were replaced; and
(b)Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $50,000 or outside the Ordinary Course of Business; and
(c)no Person (including Company) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 to which Company is a party or by which it is bound; and
(d)Company has not adopted a change in its accounting methods: and
(e)no Lien has been imposed upon any of Company’s assets, tangible or intangible; and
(f)Company has not made any loan to, or entered into any other transaction with, any of its managers, officers, or employees; and
(g)Company has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement; and
(h)Company has not granted any material increase in the base compensation of any of its managers, officers, or employees outside the Ordinary Course of Business; and
(i)Company has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its managers, officers, or employees (or taken any such action with respect to any other Employee Benefit Plan), all of which plans, contracts, or commitments are listed on Schedule 2.15; and
(j)Company has not made any other change in employment terms for any of its managers, officers, or employees outside the Ordinary Course of Business; and
(k)Company not been made aware of any indication that any employee of Company intends to terminate such employee’s employment with Company or will refuse to accept employment with the Purchaser on the same basis following the consummation of the Transaction; and
(l)Company has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $50,000 or outside the Ordinary Course of Business; and
(m)Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property; and
(n)there has been no change made or authorized in the Organizational Documents of Company; and

(o)Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property; and
(p)all accepted and unfilled orders for the sale of goods by Company have been entered into in the Ordinary Course of Business, are not extraordinary, and (if outstanding) can be filled in accordance with their terms; and
(q)Company has not adopted a material change in the fees or prices that it charges for its products and services; and
(r)Company has not received any written notification that any Key Customer or any other material customer will or intends to significantly reduce its purchase of products from Company or will refuse to deal with the Purchaser on the same basis following the consummation of the transactions contemplated hereby; and
(s)Company has not received any written notification that any Key Vendor or any other material vendor will or intends to significantly reduce its supply of products to Company or will refuse to deal with the Purchaser on the same basis following the consummation of the transactions contemplated hereby; and
(t)Company has not deferred or failed to incur any capital expenditures, maintenance obligations or other expenditures in the Ordinary Course of Business; and
(u)Company has not committed to any of the foregoing.
2.7Claims. (a) Except as set forth in Schedule 2.7, there are no actions, suits, proceedings, hearings, investigations, audits, charges, complaints, claims or demands of any kind (collectively, “Proceedings”) pending or, to the Knowledge of Seller, threatened against Company related to the Business, any of the assets of the Company or against Seller that would reasonably be expected to result in the creation or imposition of any Lien or Liability upon the Company or its assets or Purchaser; (b) during the past three (3) years there have been no injunctions, judgments, orders, decrees or rulings of any kind entered or issued against Company and no injunction, judgment, order, decree or ruling of any kind whenever entered or issued against Company is unsatisfied; and (c) Company is not charged or, to the Knowledge of Seller, threatened with, or under investigation with respect to, any alleged material violation of any provision of any Law.
2.8Legal Compliance. Except as set forth on Schedule 2.8, Company is and, during the past two (2) years, has been in compliance in all material respects with each applicable Law. Company has obtained all Permits required by Law to own and operate the Business and the Facility or maintain its assets and all such Permits are listed on Schedule 2.8. All of the Permits are in full force and effect and there are no violations of any Permit; and no Proceeding is pending or, to the Knowledge of Seller, threatened to revoke, terminate, suspend, cancel or limit any Permit.
2.9Customers; Vendors. Set forth on Schedule 2.9 is a list of the top customers by dollar volume for the years ended December 31, 2022, and December 31, 2023 (collectively, the “Key Customers”). Set forth on Schedule 2.9 is a list of the vendors or suppliers that, by dollar volume, accounted for not less than eighty percent (80%) of the Business’s expenses or costs for the years ended December 31, 2022 and December 31, 2023 (collectively, the “Key Vendors”).
2.10Contracts. Schedule 2.10 lists the following currently effective Contracts related in any way to the Company, the Business or the Facility (other than Contracts of the Excluded Business, which are listed on Exhibit E): (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person; (b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, for capital expenditures or acquisition of fixed assets, or for the furnishing or receipt of services, the performance of which will extend over a period of more than 6 months or involve consideration in excess of $100,000; (c) any agreement involving any joint venture, partnership, or limited liability company agreement involving a sharing of profits, losses, costs, Taxes, or other liabilities by Company with any other Person; (d) any agreement containing covenants that in any way purport to restrict the right or freedom of Company or any other Person for the benefit of Company to (I) engage in any business activity, (II) engage in any line of business or compete with any Person, or (III) solicit any Person to enter into a business or employment relationship, or enter into such a relationship with any Person; (e) any agreement involving an Affiliate of Company; (f) any collective bargaining agreement; (g) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $100,000 or providing severance benefits; (h) any agreement under which Company has advanced or loaned any amount to any of its managers, officers, or employees outside the Ordinary Course of Business; (i) any Contract related to the Owned Real Property or Intellectual Property; (j) any agreement granting any Person a Lien on all or any part of the Purchased Interests or on any assets of the Company (other than Permitted Liens and Liens that will be released at or prior to Closing); (k) any agreement that has any (i) minimum purchase or sale requirement obligation or (ii) a “most favored nation” or other similar obligation; (l) any other Contract material to the operation of the Business or the Company; (m) any license for the use any property or property right from any Person; and/or (n) constituting an amendment, supplement, or modification (whether oral or written) in respect of any of the foregoing. Company has delivered to the Purchaser a correct and complete copy of each Contract (as amended to date) listed in Schedule 2.10 and a written summary setting forth the terms and conditions of each oral agreement referred to in Schedule 2.10.
With respect to each Contract that is listed on Schedule 2.10: (a) the Contract is legal, valid, binding and enforceable and in full force and effect; (b) the Contract will continue to be legal, valid, binding, enforceable, and in full force and effect following the consummation of the Transactions; (c) Company is not in breach or default, and to the Knowledge of Seller, no other party is in breach or default and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under the Contract; and (d) no Person has repudiated any provision of the Contract.
2.11Taxes. Company has: (a) timely filed and will timely file all Tax returns, forms, reports, statements or similar documents (collectively, “Tax Returns”) that Company is required to file; (b) withheld or paid and will withhold or pay all Taxes that are due in connection with or with respect to the periods or transactions covered by such Tax Returns, and withheld or paid all other Taxes as are due, except such Taxes, if any, that are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) with a reserve for such Taxes and any possible interest and penalty noted on the balance sheet of the Company; and (c) collected and will collect all Taxes that Company was required to collect, and to the extent required, paid and will pay such Taxes to the proper Authority. No extensions or waivers of statutes of limitations have been requested or provided in connection with taxes payable by Company. Company is not a party to any action by any taxing authority and there are no pending or threatened actions against Company. There are no Tax-related Liens upon any of the assets of Company nor, to the Knowledge of Seller, is any taxing authority in the process of imposing such Liens. Company has not entered into any “listed transactions” as defined in Treasury Regulation Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law). All Tax Returns have been and shall be prepared in all material respects in accordance with applicable Law and accurately reflect, in all material respects, the taxable income or other measure of Tax.
2.12Real Property. Company does not lease any real property. Set forth on Schedule 2.12 is a list and brief description, including street address or location, of all real property owned by Company (collectively, the “Owned Real Property”). With respect to each parcel of the Owned Real Property: (a) all buildings, improvements or facilities located on the Owned Real Property are owned and have received all approvals of all applicable Authorities (including all Permits) required in connection with the operation thereof and have been operated and maintained in accordance with each applicable Law and applicable insurance requirements; (b) all buildings, improvements or facilities located on the Owned Real Property are supplied with utilities and other services (including gas, electricity, water, telephone, sanitary sewer, and storm sewer) necessary for the operation of said facilities and all of which utilities and services are adequate in accordance with all applicable Laws and are provided access via public roads or via permanent, irrevocable, appurtenant easements benefiting the parcel of Owned Real Property; (c) all buildings, improvements or facilities located on the Owned Real Property (including, but not limited to, heating, ventilation, air conditioning systems, mechanical, electrical, plumbing, environmental control, remediation and abatement systems, sewer, storm, waste water systems, irrigation, parking facilities, fire protection, security and surveillance systems, telecommunications, computer wiring, cable installations, roof, foundation load-bearing walls and floors) are in good operating condition and repair (subject to ordinary wear and tear), have been maintained in accordance with industry practices and standards and are suitable for the uses for which they are presently being used in the Facility; (d) Company has marketable title to each parcel of Owned Real Property and all buildings, improvements or facilities located thereon, free and clear of all Liens, except for installments of special assessments not yet delinquent and Permitted Liens, restrictions or conditions which do not impair the current use, occupancy, value or marketability of or title to, the property subject thereto; (e) the buildings, improvements and facilities constituting the Facilities are located within the boundary lines of the Owned Real Property, are not in violation of applicable setback requirements or zoning Laws, and do not encroach on any other property and (f) to the Knowledge of Seller, none of the Owned Real Property contains any patent defects or latent defects. Company does not owe, and will not in the future owe, any brokerage commissions or finder’s fees with respect to any Owned Real Property.
2.13Environmental. Except as set forth on Schedule 2.13, within the past three (3) years, (a) no written notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, claim, suit, proceeding or review is pending, or, to the Knowledge of Seller, threatened by any authority or other Person with respect to any matters relating to the Facility or the Owned Real Property and relating to or arising out of any Environmental Law, and (b) Company is not the subject to any Liabilities or expenditures relating to, or arising under, and, to the Knowledge of Seller, does not know of, any failure to comply with any Environmental Law or Permit.
2.14Employment Matters. Set forth on Schedule 2.14 is a list of the following information for each employee of Company (other than employees transferred in the Pre-Closing Transactions, which are listed on Exhibit E) (“Employee”): name, job title, location of employment, full or part time status, tenure with Company, and annual base salary or hourly wage. All salaries, wages, commissions and other compensation and benefits payable to each Employee have been accrued and paid by Company when due for all periods ending on or before the Closing Date, except for stub period payroll obligations resulting from the Closing Date occurring between normal paydays, which stub payroll obligations will be promptly and timely paid by Company following Closing. Company is not (and never has been) a party to or bound by any collective bargaining agreement and Company has not experienced any strikes, labor grievances, or claims of unfair labor practices. Company has not committed any unfair labor practice. To the Knowledge of Seller, there is no organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company. Company is in compliance with all applicable employment related Laws in all material respects.
(a)Employment Term. Except for those Employees that are subject to Contracts described in Schedule 2.10, all of the Employees are terminable at will. To the Knowledge of the Company, no executive, key employee, or group of employees has any plans to terminate employment with the Company prior to the Closing Date.
(b)Independent Contractors. Schedule 2.14 contains a list of all independent contractors currently engaged by the Company, along with the position, date of retention, and rate of renumeration for each such independent contractor. Except as set forth in Schedule 2.14, none of such independent contractors is a party to a written agreement or contract with the Company and may be terminated immediately upon notice.
(c)FMLA. Schedule 2.14 lists those Employees who are absent from work on short or long-term disability leave or leave under the Family and Medical Leave Act of 1993, on a leave of absence relating to pregnancy or childbirth, or have notified the Company of their intent to take any such leave.
(d)Worker’s Compensation. Schedule 2.14 sets forth (i) the worker’s compensation losses for the Company since January 1, 2022; and (ii) a description of all reports and filings made by the Company pursuant to the Occupational Safety and Health Act and similar state and local Laws since January 1, 2022 (copies of which will be made available to Purchaser upon request).

(e)Immigration Matters. The Company has not made any representations to any person concerning any sponsorship for temporary or permanent immigration status. The Company has no employees for whom it currently has petitions or applications for immigration benefits pending with the U.S. Citizenship and Immigration Services or DOL. The Company and its Affiliates are in compliance in all material respects with, and have not materially violated the terms and provisions of, the Immigration Reform and Control Act of 1986, as amended, and all related regulations promulgated thereunder ("Immigration Laws"). All employees and service providers of the Company and its Affiliates are legally authorized to work in the United States and with respect to each Employee, the Company or its applicable Affiliates have obtained Form I-9 (Employment Eligibility Verification Form) and all other records, documents, or other papers that are required pursuant to the Immigration Laws, including such onboarding materials that are generally collected in connection with the completion of the Form I-9. Neither the Company nor any of its Affiliates has been penalized by reason of its failure to comply with the Immigration Laws.
2.15Employee Benefits.
(a)Details Of Plans. Schedule 2.15 lists each Employee Benefit Plan that, as of the Closing Date, the Company maintains or to which Company contributes or has any obligation to contribute.
(b)Other Arrangements. Except as shown on Schedule 2.15, there is no employment, management, consulting, deferred compensation, reimbursement, indemnity, retirement, early retirement, severance, or similar plans or agreements, under discussion or negotiation by Company with any employee or group of employees, any member of management, or any other individual.
2.16Intellectual Property.
(a)    Company has not interfered with, infringed upon, misappropriated, or otherwise conflicted with any Intellectual Property rights of any other Person, and none of Company, the directors, managers, employees or officers of Company have ever received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that Company must license or refrain from using any Intellectual Property rights of any other Person). To the Knowledge of Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Company.
(b)    The computer systems, including the software, databases, firmware, hardware, networks, interfaces, platforms and related systems used in the conduct of the Business in connection with the occupancy or operation of the Facility (collectively, “Systems”) are sufficient for the continued occupancy or operation of the Facility as presently conducted and as presently contemplated to be conducted by Company, and are owned by the Company. The Systems are in good working condition to effectively perform all information technology operations necessary for the continued occupancy or operation of the Facility as presently conducted and as presently contemplated to be conducted by the Company. With respect to the Systems, the Company has implemented and maintain commercially reasonable security, data backup, data storage, system redundancy and disaster avoidance and recovery procedures and business continuity plans, procedures and facilities. There has been no failure with respect to any Systems that has had (or reasonably could have) a material effect on the operations of the Company or the Business, and to the Knowledge of the Company, the Systems do not have any material security vulnerabilities, and there has been no unauthorized access to or use of any Systems. The Company has implemented any and all security patches or upgrades that are generally available for the Systems, as applicable. The Company is current with all of its obligations under its software license agreements, which are disclosed in Schedule 2.10.
2.17Brokers. Except for [***], which will be paid in full by Seller at its sole expense at Closing, there are no brokers or finders known to Company or Seller to be involved with the Transaction and Seller, the Company and their representatives have not made any agreement or taken any other action which might cause any Person to become entitled to a broker’s or finder’s fee or commission or other similar payment as a result of the Transaction.

2.18Product Warranty. Each product manufactured, processed, sold, leased, or delivered by Company has been in conformity with all applicable contractual commitments and all express and implied warranties, and Company has no Liability for replacement thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the balance sheet dated as of December 31, 2023 (rather than in any notes thereto). No product manufactured, processed, sold, leased, or delivered by Company is subject to any guaranty, warranty, or other indemnity beyond the applicable terms and conditions of sale set forth in Schedule 2.18.
2.19Product Liability. Company has no Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, processed, sold, or delivered by Company.
2.20Certain Payments. Neither Company nor, to the Knowledge of Seller, any other Person associated with or acting on behalf of Company, including any member, manager, officer, agent, employee, or Affiliate of Company has: (a) used any Company funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity or to influence official action; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from Company funds; (c) made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment; or (d) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder; and Company has instituted and maintains policies and procedures designed to ensure compliance therewith.
2.21Guaranties. Company is neither a guarantor nor otherwise responsible or liable for any Liability of any other Person. Except as contemplated by this Agreement, no Person acts to guarantee any obligations or performance of Company.
2.22Certain Business Relationships With Company. Except as set forth in Schedule 2.22, no Affiliate, Employee, director, manager, officer or agent of Company has been involved in any business arrangement or relationship with Company (including acting as a guarantor of any Liabilities of Company) during the period subject to the Financial Statements, and no Affiliate, Employee, director, manager, officer or agent of Company owns any asset, tangible or intangible, which is used in the business of Company.
2.23Insurance Policies.
(a)Company has been covered during the past three (3) years by insurance in scope and amount customary and reasonable for the Business and all of the Company’s assets, operations and Liabilities. Company has delivered to the Purchaser complete and correct copies of all policies and binders of insurance, which are listed on Schedule 2.23 and maintained as of the date hereof (collectively, the “Insurance Policies”), together with descriptions of all “self-insurance” programs. All Insurance Policies are in full force and effect for such amounts as are sufficient for requirements of Law and all Contracts to which the Company is a party or by which Company is bound. Except as set forth on Schedule 2.23, there have been no claims made under any such Insurance Policies at any time during the two (2) year period prior to the date hereof. Company has not received written notice under any Insurance Policy denying or disputing any claim (or coverage with respect thereto) made by Company or regarding the termination, cancellation or material amendment of, or material premium increase with respect to, any Insurance Policy, in each case, at any time during the one (1) year period prior to the date hereof. During the past three (3) years, Company has not been refused any insurance, nor has the coverage of the Company been limited or suspended.
(b)All Insurance Policies are legal, valid, binding, enforceable, and in full force and effect as of the Closing Date. Neither Company nor any other party to any Insurance Policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under any Insurance Policy. No party to any Insurance Policy has repudiated any provision thereof.

2.24Bank Accounts. Schedule 2.24 lists all bank accounts, safe deposit boxes, money market funds, certificates of deposit, stocks, bonds, notes and other securities owned directly or indirectly, beneficially or of record, by the Company and identifies all persons authorized to sign on such accounts.
2.25[***]
2.26No Additional Representations or Warranties. SELLER IS NOT MAKING AND HEREBY DISCLAIMS, AND PURCHASER ACKNOWLEDGES THAT SELLER HAS NOT MADE AND IS NOT MAKING, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO COMPANY OR THE BUSINESS, INCLUDING ANY OF THE PURCHASED INTERESTS OR OTHERWISE, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS Article 2 (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULES). Any and all prior representations and warranties made by Seller, whether verbally or in writing, are merged into this Agreement, it being understood that no such prior representations or warranties shall survive the execution and delivery of this Agreement or the consummation of the Transaction. For the avoidance of doubt, none of Seller, its Affiliates or its respective representatives makes any representations or warranties to Purchaser or to any other Person regarding (i) any information furnished or made available to the Purchaser or its representatives, including any information, documents or material made available to Purchaser in any data room or in any other form in expectation of the Transaction, unless referenced, incorporated or set forth herein or (ii) the probable success, projections or future profitability of the Business or Company.

Article 3
REPRESENTATIONS AND WARRANTIES
OF PURCHASER
Purchaser represents and warrants to Seller as follows:
3.1Organization and Good Standing. Purchaser is duly organized, validly existing and in good standing under the Laws of the State of Nebraska.
3.2Authority and Enforceability. Purchaser has the requisite power and authority to execute, deliver and perform this Agreement and each Ancillary Document delivered or to be delivered pursuant to the Transaction, and the execution, delivery and performance of this Agreement by Purchaser has been duly authorized by all necessary limited liability company action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and, subject to the Bankruptcy and Equity Exception, constitutes the valid and legally binding obligation of Purchaser, enforceable in accordance with its terms.
3.3Non-contravention. The Transaction will not: (a) violate any Law or other restriction of any Authority to which Purchaser is subject; (b) violate any provision of Purchaser’s Organizational Documents or any resolution adopted by the managers or members of Purchaser; or (c) result in a breach or violation of any material term or provision of, or (with or without notice or passage of time, or both) constitute a default under any agreement, permit, instrument or other arrangement to which Purchaser is a party or by which it is bound or to which any of its assets or properties are subject.
3.4Litigation. There are no material actions, suits or proceedings pending or, to Purchaser’s knowledge, threatened against or affecting Purchaser at law or in equity, or before or by any Authority, which would, or are reasonably likely to, adversely affect Purchaser’s performance under this Agreement or the consummation of the Transaction.
3.5Independent Investigation; Acknowledgement. Purchaser has had an opportunity to discuss the management, operations and finances of the Company with Company’s officers, employees, agents, representatives and Affiliates. Purchaser has conducted its own independent investigation of the Company. In making its decision to execute and deliver this Agreement and to consummate the Transaction, Purchaser acknowledges that the representations and warranties set forth in Article 2

(including the related portions of the Disclosure Schedules) are the only representations and warranties made by Seller, and that Purchaser has not relied upon any other information provided by, for or on behalf of Company, Seller, or their agents or representatives, to Purchaser or any of its agents or representatives in connection with the Transaction. Purchaser has entered into the Transaction with the understanding, acknowledgement and agreement that no representations or warranties, express or implied, are made with respect to any projection or forecast regarding future results or activities or the probable success or profitability of Company, the Facility or the Business except for the representations and warranties set forth in Article 2 (including the related portions of the Disclosure Schedules). Purchaser acknowledges that no current or former stockholder, director, officer, employee, Affiliate or advisor of Company has made or is making any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement, express or implied.
3.6Brokers. There are no brokers or finders known to Purchaser to be involved with the Transaction and Purchaser has not made any agreement or taken any other action which might cause any Person to become entitled to a broker’s or finder’s fee or commission or other similar payment as a result of the Transaction.
Article 4
COVENANTS
The Parties covenant and agree as follows with respect to the period following Closing:
4.1General. In case at any time after Closing any further action is necessary or desirable to carry out the purposes of this Agreement or any Ancillary Document delivered or to be delivered pursuant to the Transaction, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party with respect to reasonable out of pocket costs (unless the requesting Party is entitled to indemnification therefor under Article 5).
4.2Post-Closing Cooperation, Access to Information and Retention of Records.
(a)Without limiting the generality of Section 4.1, Seller and Purchaser shall cooperate fully with each other after Closing so that each Party has reasonable access to the business records, contracts and other information existing as of Closing and relating exclusively to the Purchased Interests, the Company or the conduct of the Business. The access to files, books and records contemplated by this Section 4.2 shall be during normal business hours and upon not less than two (2) days prior written request, shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve the confidentiality of information contained therein, and shall not extend to material subject to a claim of privilege unless expressly waived by the party entitled to claim the same. The Parties agree that upon the reasonable request of a Party, the other Party shall, in a timely manner, provide copies of all such files, books and records contemplated by this Section 4.2, the cost to be borne by the requesting Party. Notwithstanding anything to the contrary in this Agreement, neither Party shall be required to disclose any information to the other Party or its representatives if such disclosure (i) would jeopardize any attorney-client or other legal privilege, (ii) would contravene any applicable Law (including applicable privacy or data protection Law) or contract, or (iii) relates to any income Tax Return or related work papers filed or prepared by or with respect to such Party or any other Tax Return or related work papers to the extent not related to the Company prepared by or with respect to any Affiliate of such Party or any of their respective predecessor entities.
(b)Seller shall not take any action that is intended to have the effect of discouraging any Employee, lessor, licensor, grower, customer, supplier, sales representative, dealer, distributor or other business associate of Company from maintaining the same business relationships with Purchaser after Closing as it maintained with Company prior to Closing. Seller shall refer all inquiries relating to the Company, the Business or the Facility to Purchaser from and after Closing. Seller will furnish Purchaser with all information concerning Company that is required for inclusion in any application or filing made by Purchaser to any Authority in connection with the transactions contemplated by this Agreement.

4.3Pre-Closing Transactions. Prior to the Closing, the Company intends to complete the Pre-Closing Transactions.  To the extent that any assets or liabilities listed on Exhibit E, including the deposit referenced in the next sentence, are not transferred, conveyed, assigned or distributed from the Company to Holdings prior to the Closing, the Parties shall work in good faith to complete any such transfer, conveyance, assignment or distribution as promptly as reasonably possible following the Closing. Purchaser acknowledges that after Closing, the Company should be receiving a refund of the deposit for the [***] and agrees that Purchaser will cause the Company to pay Seller such deposit when received.
4.4Tax Matters.
(a)Seller shall prepare, or cause to be prepared and timely file or cause to be timely filed, all Tax Returns of the Company that are to be filed after the Closing Date and relate: (i) to taxable periods ending before the Closing Date (“Pre-Closing Period”) or (ii) to a taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”). Seller shall provide Purchaser a reasonable opportunity to review and comment with respect to each such Tax Return described in the preceding sentence prior to filing. If the Parties are unable to agree on each such Tax Return, then such dispute shall be resolved in accordance with Section 4.4(e).
(b)In the case of any Straddle Period, (i) the amount of Taxes based or measured by income or receipts of Company, for the Pre-Closing Period shall be the responsibility of Seller and Purchaser shall be responsible for the amount of Taxes based or measured by income or receipts of Company, for periods on and after the Closing Date (“Post-Closing Period”), and (ii) other Taxes shall be prorated on a per diem basis, with Seller being responsible for any such Taxes relating to the portion of the Straddle Period prior to the Closing Date and Purchaser being responsible for such Taxes relating to the portion of the Straddle Period on and after the Closing Date. For purposes of clarity, the Transaction is the purchase of all of the membership interests of a single-member limited liability company, and as such is treated as a sale of assets and assumption of liabilities for income tax purposes. All items of income and deduction will be treated as such for federal and state income tax purposes. To the extent that Purchaser or the Company receives a refund or credit that is for the benefit of the Company for a Pre-Closing Period, Purchaser shall promptly pay such refund or the value of the credit (net of all reasonable out of pocket expenses and costs and Taxes incurred in obtaining such refund) to Seller. All refunds or credits for Taxes for a Post-Closing Period shall be for the sole benefit of Purchaser or the Company, as applicable, and, if received by Seller, Seller shall promptly pay such refund or the value of the credit (net of all reasonable out of pocket expenses and costs and Taxes incurred in obtaining such refund) to Purchaser.
(c)In connection with the matters described in this Section 4.4, each Party shall provide the other Parties with such assistance as may reasonably be required in connection with the preparation of any Tax Return and the conduct of any audit or other examination by any Tax Authority or in connection with judicial or administrative proceedings relating to any liability for Taxes, in such case to the extent related to any period prior to the Closing Date. Each Party shall provide the other Parties with prompt notice and a copy of any correspondence received from any Tax Authority relating to any period prior to the Closing Date. Each Party further agrees, upon request, to use reasonable efforts to obtain any certificate or other document from any Authority or other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Transaction).
(d)Seller shall pay all Taxes on the Purchase Price, Taxes arising by virtue or as a result of the Transaction and any Taxes related to the Company’s method of accounting for tax purposes; provided any state transfer taxes, not involving income, receipts or similar taxes, arising by virtue or a result of the Transaction shall be split evenly between Seller and Purchaser.
(e)    Disputes that arise under this Section and that are not resolved by mutual agreement within thirty (30) days shall be resolved by the Independent Accounting Firm. Unless otherwise provided under this Agreement, the Independent Accounting Firm shall resolve any disputed items within thirty (30) days of having the item referred to it pursuant to such procedures as it may require. The costs, fees and expenses of the Independent Accounting Firm shall be borne equally by the Parties.

4.5Restrictive Covenants.
(a)Seller and its Affiliates shall not, during the Restricted Period, solicit, employ or retain as a consultant any employee that was employed by the Company within the six (6) months preceding such solicitation, employment or retention (provided, however, that the foregoing shall not restrict Seller from soliciting any Person by general advertising that is not directed or targeted at Persons that Seller would otherwise be restricted from soliciting, employing or retaining pursuant to this Section 4.5). As used herein, the term “Restricted Period” shall mean the two (2) year period immediately following the Closing Date.
(b)Non-Competition.
(i)Seller is familiar with the trade secrets related to the Company and with other confidential information concerning the Company, including all (A) inventions, technology, and research and development, (B) customers and vendors, and customer and vendor lists, (C) products (including products under development) and services and related costs and pricing structures and manufacturing techniques, (D) accounting and business methods and practices and financial results and (E) similar and related confidential information and trade secrets. Seller acknowledges and agrees that the Company would be irreparably damaged if Seller were to directly or indirectly provide products or services to any Person competing with the Company or engaging in a similar business and that such direct or indirect competition by Seller would result in a significant loss of goodwill by Purchaser.
(ii)In further consideration for Purchaser’s payment of the Purchase Price and in order to protect the value of the Company acquired by Purchaser hereunder (including the goodwill inherent in the Company as of the date hereof), Seller hereby agrees that during the period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Non-Competition Period”), Seller and its Affiliates shall not within the Restricted Territory, without the prior consent of the Purchaser, directly or indirectly, be or become a member, equity holder, owner, agent, representative, contractor, consultant, advisor or manager of or to, or otherwise acquire or hold any interest in, or participate in or facilitate the financing, operation, management or control of, any other soybean processing or flour manufacturing facility. Restricted Territory means the geographic area within one hundred (100) miles of the Facility.
Seller agrees that it is reasonable to restrict the activities set forth in Section 4.5(a)and (b) and that the restrictions set forth in Section 4.5(a) and (b) (including the Restricted Period, Restricted Territory and the restricted activities) are fair and reasonable and are necessarily required for the protection of the goodwill of the Company being acquired by Purchaser. Seller agrees that if Seller violates or threatens to violate any of the terms of Section 4.5(a) or (b), then monetary damages would not be a sufficient remedy and Purchaser shall be entitled to seek injunctive relief and that such remedy shall be in addition to and not in limitation of any other rights or remedies for such violation to which Purchaser is or may be entitled to at law or in equity. In the event that any covenant or provision contained in Section 4.5(a) or (b) shall be deemed to be illegal, unenforceable, or unreasonable by any Authority with respect to any part of the duration or area of such covenant or provision, the Authority making such determination shall have the power to reduce the duration or area of such covenant or provision such that such covenant or provision in such reduced form shall then be enforceable.
4.6Allocation. The total consideration payable by Purchaser to Seller under this Agreement shall be allocated among the assets of the Company in a manner consistent with the requirements of Section 1060 of the Code and in accordance with principles set forth on Schedule 4.6. Purchaser will provide a corresponding “Purchase Price Allocation Statement” to Seller within thirty (30) days after the Purchase Price is finalized in accordance with Section 1.3. Seller and Purchaser shall file Form 8594 with their respective United States federal income Tax Returns in accordance with such Purchase Price Allocation Statement and each Party shall provide a copy of the filed Form 8594 to the other Party, upon request.

4.7Post Closing Performance Covenant. Seller agrees that for a three (3) month period immediately following Closing (the “Performance Period”), the Facility will operate below the following key performance indicators: [***]
(a)[***]
(b)In the event one or more of these key performance indicators exceeds either the rolling 3 month average or the single month threshold as determined in good faith at the end of each month during the Performance Period, then Purchaser shall be entitled to use up to fifty percent (50%) the Holdback Amount to recover Purchaser’s reasonable, documented, out-of-pocket costs (“Recoverable Costs”) associated with remediating the problem(s) directly causing the exceedance to occur. [***]
(c)[***]
4.8Voluntary Invasive Sampling Activities. From and after the Closing, Purchaser shall not, and shall cause its Affiliates and representatives to not, (a) voluntarily undertake any invasive or subsurface environmental sampling or testing activities or (b) voluntarily undertake any material environmental remedial action, in each case with respect to the Owned Real Property located at 501 West Union Street in Creston, Iowa (including with respect to groundwater, soil or sediment), unless (i) required by any Law or Authority; or (ii) necessary to prevent harm to any Persons, property or the environment.  Notwithstanding anything to the contrary herein, Seller’s remedy for any breach by Purchaser of this Section 4.8 shall be limited to the right to not indemnify Purchaser and its Affiliates as set forth in Section 5.1(a)(iii).

Article 5
INDEMNIFICATION
5.1General Indemnification Obligations.
(a)Subject to the terms and conditions set forth in this Article 5, Seller shall indemnify and defend Purchaser and hold Purchaser harmless from the following and against any and all Adverse Consequences arising out of, resulting from, relating to, in the nature of or caused by:
(i)any breach or inaccuracy of any representation or warranty made by Seller in this Agreement;
(ii)any breach of any covenant, agreement or obligation of Seller in this Agreement or any Ancillary Document delivered or to be delivered by Seller or Company to Purchaser pursuant to this Agreement of the Transaction;
(iii)any obligation or Liability of the Company or Purchaser arising out [***]; and
(iv)all Taxes payable by Company or Seller for any Pre-Closing Period and by Seller for any Straddle Period including Taxes arising from the audit by any Authority related to any Pre-Closing Period.
(b)Subject to the terms and conditions set forth in this Article 5, Purchaser shall indemnify and defend Seller and hold Seller harmless from and against the following and all Adverse Consequences arising out of, resulting from, relating to, in the nature of or caused by:
(i)any breach or inaccuracy of any representation or warranty made by Purchaser in this Agreement; and
(ii)any breach of any covenant, agreement or obligation of Purchaser in this Agreement..

5.2Indemnification Procedures and Limitations.
(a)Survival. (i) All Fundamental Representations of the Parties contained in this Agreement shall survive the Closing Date until [***] after the expiration of all applicable statutes of limitations with respect to the matters addressed therein; (ii) all other representations and warranties of the Parties contained in this Agreement shall survive the Closing Date for [***]; (iii) any claim that arises or is delayed as a result of Fraud shall survive the Closing Date indefinitely; and (iv) the covenants and agreements of the Parties contained in this Agreement shall survive the Closing Date until they have expired or have been performed or satisfied, as applicable.
(b)Notice. A Party seeking indemnification pursuant to this Article 5 (an “Indemnified Party”) shall give notice to the Party from whom such indemnification is sought (the “Indemnifying Party”) of any claim for which it is seeking indemnity under this Article 5 (a “Claim” and collectively “Claims”), but failure to give such notice shall not relieve the Indemnifying Party of any Liability hereunder (except to the extent that the Indemnifying Party has suffered actual prejudice thereby). Such notice shall state in reasonable detail the amount of estimated Adverse Consequences of such Claim, shall identify the specific basis for such Claim, and shall include copies of relevant notices and documents relating to such Claim. Any Claim against an Indemnified Party by a third party, whether or not involving a proceeding, is referred to herein as a “Third Party Claim”, and any other Claim against an Indemnified Party is referred to herein as a “Direct Claim”. Any survival period time limitation specified in Section 5.2(a) shall not apply to a Claim which has been the subject of notice from the Indemnified Party to the Indemnifying Party given in good faith prior to the expiration of such period.
(c)Third Party Claims.
(i)An Indemnifying Party will have the right to defend the Indemnified Party against a Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party, in writing within thirty (30) days after the Indemnified Party has given notice of the Third Party Claim, that the Indemnifying Party will defend the Indemnified Party against the Third Party Claim and will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim; (B) the Third Party Claim involves only monetary damages and does not seek an injunction or other equitable relief; (C) the Indemnifying Party diligently conducts the defense of the Third Party Claim; (D) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, and (E) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party.
(ii)So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 5.2(c)(i), (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld or delayed); and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld or delayed).
(iii)In the event any of the conditions set forth in Section 5.2(c)(i) is or becomes unsatisfied, (A) the Indemnified Party may defend against the Third Party Claim; provided, however, the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party if the judgment or settlement involves an injunction or other equitable relief against the Indemnifying Party (not to be unreasonably withheld or delayed); (B) the

Indemnifying Party will reimburse the Indemnified Party for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses) if Indemnifying Party has an indemnification obligation therefor under this Article 5; and (C) the Indemnifying Party will remain responsible for any other Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim if the Indemnifying Party has an indemnification obligation therefor under this Article 5.
(d)Direct Claims. Except for Section 5.2(c) which applies only to Third Party Claims, all provisions of this Article 5 shall apply to Direct Claims. The Indemnifying Party shall notify the Indemnified Party as to whether the Indemnifying Party accepts liability for any Adverse Consequences within thirty (30) days after receipt of notice of such Direct Claim pursuant to Section 5.2(b). If the Direct Claim is not satisfied by the Indemnifying Party within such thirty (30) day period, the Indemnified Party shall be entitled to pursue any or all remedies as may be available to the Indemnified Party under this Article 5.
(e)Deductible. Seller shall not have any indemnification obligation for Adverse Consequences pursuant to any claims or series of related claims under Section 5.1(a)(i) unless the aggregate amount of all Adverse Consequences suffered thereby and that are indemnifiable pursuant to this Article 5 (other than in respect of Claims under Section 5.1(a)(i) arising out of or relating to Section 4.9, Fraud or breaches or inaccuracies of the Fundamental Representations or the representation and warranty set forth in Section 2.25) exceeds the deductible amount of $[***] (the “Deductible”), in which case the Indemnified Parties may make only claims for the amount of such Adverse Consequences that exceed the Deductible, subject to the conditions and other limitations of this Article 5.
(f)Indemnity Cap. In no event shall Seller be required to indemnify an Indemnified Party pursuant to under Section 5.1(a)(i) for Adverse Consequences to the extent the aggregate amount of such Adverse Consequences exceeds an amount equal to $[***] (the “Indemnity Cap”); provided, however, the Indemnity Cap will not apply to Claims under Section 5.1(a)(i) arising out of or relating to Fraud or breaches or inaccuracies of the Fundamental Representations. Except in the event of Fraud, breaches or inaccuracies of the Fundamental Representations, or Claims arising out of or related to the Prior Acquisition, the maximum aggregate amount of Adverse Consequences to which Purchaser or its Affiliates may be entitled under Article 5 shall be the Purchase Price.
(g)Insurance; Other Indemnification. The amount of any Adverse Consequences subject to indemnification hereunder shall be calculated net of any amounts recovered by an Indemnified Party or any of its Affiliates under insurance policies or other collateral sources (such as contractual indemnities or contributions of any Person which are contained outside this Agreement), and the Parties agree to use commercially reasonable efforts to obtain such recoveries; provided, however, that no Party shall be obligated to initiate litigation or arbitration in order to fulfill its obligation to use commercially reasonable efforts.
(h)Mitigation. To the extent required by applicable Law, each Party shall take all commercially reasonable steps to mitigate any Adverse Consequences upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent reasonably necessary to remedy the matter which gives rise to the Adverse Consequences. In addition, to the extent that any breach or inaccuracy of any representation or warranty contained in this Agreement or any other provision of this Agreement is capable of cure or remedy, the Indemnified Party shall afford the Indemnifying Party a reasonable opportunity (which reasonable opportunity shall not be longer than thirty (30) days) to cure or remedy the matter complained of. [***]
(i)No Double Recovery. Neither Party shall not be entitled to be compensated more than once for the same Adverse Consequences, including in respect of any matter to the extent the same was taken into account in the calculation of the Purchase Price or would otherwise result in double recovery for any such Adverse Consequences.
(j)Treatment of Indemnification Payments. Any indemnification payments made by the Parties pursuant to this Article 5 shall be treated by the Parties as an adjustment to the Purchase Price.

(k)Holdback Amount. The Holdback Amount may be used to satisfy Adverse Consequences, if any, for which Purchaser or Purchaser’s Affiliates, officers, directors, employees, agents and representatives is entitled to indemnification or reimbursement in accordance with the terms of this this Article 5. Purchaser may proceed against the Holdback Amount (with written notice of the same to Seller) to obtain payment of any amounts due and owing from Seller for which Purchaser is entitled to indemnification or reimbursement in accordance with the terms of this Article 5 to the extent, and only to the extent, that either (i) Seller agrees in writing to the indemnification or reimbursement obligation due and owing by Seller to Purchaser or (ii) Purchaser provides Seller with written notice of the same and the Parties are unable to resolve such claim pursuant to this Article 5. Subject to the terms of Article 5, Purchaser shall retain the Holdback Amount for the Holdback Period. Subject to the terms of Article 5, Purchaser shall deliver the remaining Holdback Amount, if any, to Seller within five (5) days of conclusion of the Holdback Period.
(l)Exclusive Remedy. Subject to the limitations herein:
(i)The Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, intentional misrepresentation and willful misconduct on the part of a Party in connection with the Transaction, hereinafter, “Fraud”) for any breach of or inaccuracy in any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the negotiation and execution of this Agreement, the subject matter of this Agreement or the Ancillary Documents, shall be pursuant to the indemnification provisions set forth in this Article 5;
(ii)The Parties may not avoid the limitations on liability, recovery and recourse set forth in this Article 5 by seeking Adverse Consequences for breach of contract, tort or pursuant to any other theory or liability;
(iii)In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach or inaccuracy of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement that it may have against the other Party and its Affiliates and each of their respective representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article 5.
Nothing in this Section 5.2(l) shall limit either Party’s right to any remedy on account of Fraud, Section 1.3 or Section 6.11, or under any agreements or documents executed and delivered at Closing, which shall be governed by their respective terms.
(m)Guaranty and Waiver.
(i)    Holdings absolutely and unconditionally guarantees, as primary obligor and not merely as surety, and as a guaranty of payment when due and performance and not merely of collectability, to Purchaser and its successors and assigns, the prompt and punctual payment and performance of and, and satisfaction in full of, all obligations and liabilities of any kind, nature and description, of Seller under Article 5 of this Agreement.
(ii)    Following the Closing, Seller and Holdings and their affiliates shall not assert, directly or indirectly, and hereby waive, any claim of any nature or character whatsoever, whether for indemnification, contribution, breach of contract, subrogation or otherwise, against the Company with respect to any obligation, warranty, liability, act, omission, condition, breach, event or any other matter arising under that certain Membership Interest Purchase Agreement, dated December 30, 2021, by and among Seller, Holdings (formerly known as Benson Hill, Inc.), ZFS Creston, LLC (now known as the Company), ZFS Solutions, LLC, and each of the holders of outstanding membership interests in ZFS Creston, LLC listed therein.
(n)    Company Guaranty. The Company absolutely and unconditionally guarantees, as primary obligor and not merely as surety, and as a guaranty of payment when due and performance and not merely of collectability, to Seller and its successors and assigns, the prompt and punctual payment and performance of and, and satisfaction in full of, all obligations and liabilities of any kind, nature and description, of Purchaser under this Agreement.
Article 6
MISCELLANEOUS
6.1Publicity. Except as may be required to comply with applicable Law, from and after the date hereof, no press release or similar public announcement shall be made or caused to be made by either Party, or any of their respective representatives or Affiliates, relating to this Agreement or the Transaction unless specifically approved in advance by both Parties; provided, however, that a Party, or its representatives, may publicize the Transaction with “tombstone” type announcements which do not disclose the Purchase Price and Purchaser may unilaterally and without reference to Seller’s name make public its ownership of the Company, Business and Facility. In the event any such press release or announcement is required by Law to be made by the Party proposing to issue the same, such Party shall use its reasonable efforts to consult in good faith with the other Party prior to the issuance of such press release or announcement.
6.2Expenses. Except as otherwise set forth in this Agreement or any Ancillary Document, Seller shall pay all costs and expenses incurred or to be incurred by Seller in connection with the terms of this Agreement or the Transaction, including all attorneys’ fees, accountants’ fees and related costs and expenses. Except as otherwise set forth in this Agreement or any Ancillary Document, Purchaser shall pay all costs and expenses incurred or to be incurred by Purchaser in connection with this Agreement or the Transaction, including all attorneys’ fees, accountants’ fees and broker’s fees and related costs and expenses.
6.3Costs. Except as otherwise provided in this Agreement or any Ancillary Document, if any legal action or any arbitration or other proceeding is commenced for the enforcement of this Agreement or any Ancillary Document, or in connection with any of the provisions of this Agreement or any Ancillary Document, the prevailing Party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in such action, arbitration or proceeding, in addition to any other relief to which it may be entitled.
6.4Disclosure Schedules. A disclosure made by Seller in any Section of this Agreement or any of the Schedules (or subparts thereof) shall be deemed, for all purposes of this Agreement, to have been made with respect to all such other Sections of this Agreement and all such other Schedules (or subparts thereof) to the extent that it is reasonably apparent to Purchaser that such disclosure should so apply, notwithstanding any cross-references (which are included solely as a matter of convenience).
6.5Notices. All notices, Claims, consents, requests, instructions, approvals, demands and other communications under this Agreement shall be in writing and deemed duly given, if delivered: (a) personally by hand or by a nationally recognized overnight courier service, when delivered at the address specified in this Section 6.5; (b) by United States certified or registered first class mail when delivered at the address specified in this Section 6.5 on the date appearing on the return receipt therefor; or (c) by electronic mail when such electronic mail is transmitted to the electronic mail address specified in this Section. In the event that a Party is unable to deliver a notice, claim, consent, request, instruction, approval, demand, or other communication due to the inaccuracy of the physical mail address provided by the other Party pursuant to this Section 6.5, or the other Party’s failure to notify the Party of a change of same pursuant to this Section 6.5, such notice, claim, consent, request, instruction, approval, demand, or other communication shall be deemed to be effective upon confirmation by a nationally recognized overnight courier service of its failure to complete delivery to the other Party’s address as set forth in this Section 6.5 (or other address duly given to the Party by the other Party in accordance with this Section 6.5).
Physical and electronic mail addresses (unless and until written notice is given of any other address) for purposes of this Section are set forth below:

If to Purchaser, to: White River Creston, LLC 11422 Miracle Hills Drive, Suite 203 Omaha, Nebraska 68154 Attention: [***] E-mail: [***]	If to Seller, to: DDB Holdings, Inc. 1001 N. Warson Rd. St. Louis, MO 63132 Attention: [***] E-mail: [***]
with a copy to (which copy shall not constitute notice to Purchaser):

O’Neill, Heinrich, Damkroger,
   Bergmeyer & Shultz, PC, LLO
800 Lincoln Square
121 South 13th Street
Lincoln, NE 68508
Attention: [***]
E-mail: [***]
with a copy to (which copy shall not constitute notice to Seller): Koley Jessen P.C., L.L.O. One Pacific Place, Suite 800 1125 South 103 Street Omaha, Nebraska 68124-1079 Attention: [***] E-mail: [***]

6.6Entire Agreement. This Agreement, including the initial paragraph and the recitals to this Agreement and all Schedules and Exhibits attached to this Agreement, and the Ancillary Documents, each of which are made a part of this Agreement by this reference, constitutes the entire understanding of the Parties, supersedes any prior agreements or understandings, written or oral, between the Parties with respect to the subject matter of this Agreement including that certain Mutual Confidentiality and Non-Disclosure Agreement between Seller and Purchaser dated November 1, 2023, and that certain Letter of Intent between Seller and Purchaser dated as of December 6, 2023. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by each of the Parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the Party making the waiver.
6.7Rights of Parties. Nothing in this Agreement, whether express or implied, is intended to confer any benefit, right or remedy under or by reason of this Agreement on any Persons other than the Parties and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or Liability of any other Person to any Party, nor shall any provision give any other Person any right of subrogation or action over or against any Party.
6.8Succession and Assignment. This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective successors and permitted assigns. Neither Party may assign either this Agreement or any of the rights, interests or obligations hereunder without the prior written approval of the other Party; provided, however, that Purchaser may assign any or all of its rights, interests or obligations under this Agreement to one or more of its Affiliates (in any or all of which cases Purchaser nonetheless shall remain responsible to Seller for the performance of all of its obligations under this Agreement).
6.9Governing Law, Jurisdiction and Venue; Waiver of Jury Trial. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Iowa, without giving effect to conflict of law principles thereof that would apply the laws of any jurisdiction other than those of the State of Iowa. The Parties irrevocably agree that the sole forum for resolving disputes (whether at law, in equity, in contract, in tort or otherwise) arising out of, relating to, or based upon this Agreement or the negotiation, execution or performance of this Agreement shall be in any federal or state court in Union County, Iowa, and all related appellate courts, and the Parties hereby consent to the jurisdiction of such courts, and agree that venue shall be in such courts. The Parties agree not to commence or prosecute any action or proceeding other than before one of the above-named courts and not make any motion or take any action seeking or intending to cause the transfer or removal of such action or proceeding to any other court for any reason. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTION CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 6.9 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 6.9 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
6.10Counterparts; Exchange by Electronic Transmission. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument. The Parties may execute this Agreement and all other agreements and documents contemplated by this Agreement and exchange on the Closing Date counterparts of such documents by means of facsimile transmission or electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) and the Parties agree that the receipt of such executed counterparts shall be binding on such Parties and shall be construed as originals.
6.11Specific Performance; Equitable Relief. The Parties agree that irreparable damage may occur if Section 4.5 of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. Seller agrees that the rights and remedies for noncompliance with Section 4.5 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to Purchaser and that money damages may not provide an adequate remedy to Purchaser. Each Party shall, in addition to any and all other rights and remedies under Article 5, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other equitable relief that may be available from a court of competent jurisdiction (without any requirement to post bond).
6.12    Confidentiality. From and after the Closing, Seller (and its representatives and Affiliates) shall not at any time use or disclose to or for the benefit of any Person other than Purchaser, any information, knowledge or data relating to Company or the Business (including information relating to accounts, financial dealings, transactions, trade secrets, intangibles, customer lists, pricing lists, processes, plans, proposals, key performance indicators, operational expenses and plant capacities), whether or not marked or otherwise identified as confidential or secret. The foregoing covenant shall not apply to (a) any information that has been made public (other than through breach of the provisions of this Agreement); (b) any information that, prior to disclosure by Seller (or its representatives or Affiliates), was already in possession of a receiving party (who is not under an obligation to maintain its confidentiality) from a source other than Seller or the Company (or its representatives or Affiliates); or (c) any disclosure to the extent that it is required by applicable Law or an order of any court, agency or proceeding to be disclosed (but only for the purposes of and to the minimum extent required by such compelled disclosure, and provided that Seller (or its representatives or Affiliates) promptly notifies Purchaser of such requirement and provides Purchaser and its attorneys all reasonable assistance and cooperation at Purchaser’s expense in seeking to oppose such requirement or obtain protective treatment)
6.13    Severability. Should any clause or Section of this Agreement (or any portion thereof) be unenforceable or invalid for any reason, such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of this Agreement, which otherwise shall be given effect and enforced to whatever extent would be appropriate under the Law. If any part of Section 4.5 of this Agreement is for any reason held to be excessively broad as to time, duration or geographical scope, activity or subject, the Parties agree that such Section should be construed and reformed by a court by striking any unenforceable clauses of such Section or by otherwise limiting or reducing it so as to be enforceable to the extent compatible with applicable law as it then exists.

Article 7
DEFINITIONS
7.1Certain Definitions. As used in this Agreement, the following terms shall have the respective meanings ascribed to them in this Section 7.1:
(a)“Accounting Principles” means United States generally accepted accounting principles as in effect from time to time, as consistently applied by Company with respect to the Business .
(b)“Adverse Consequences” means all Proceedings, orders, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses. For the avoidance of doubt, the term “Adverse Consequences” shall not include any special, exemplary or punitive damages.
(c)“Affiliate” of any specified Person means any Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
(d)“Ancillary Documents” means any agreement, certificate, instrument or other document to be delivered pursuant to this Agreement or in connection with the Transaction.
(e)“Authority” means any United States federal, state, local or foreign court or governmental or quasi-governmental authority, department, commission, board, regulatory agency or authority, foreign or domestic, any multinational or organizational body, or any employee or agent thereof, or any mediator, arbitrator or similar forum of alternative dispute resolution.
(f)“Bankruptcy and Equity Exception” means bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (whether considered in a proceeding at law or equity).
(g)“Carryback Amount” means $4,950,000.
(h)“Code” means the Internal Revenue Code of 1986, as amended.
(i)“Contract” means any contract, agreement, lease, sublease, assignment, license, instrument, Lien, guaranty, purchase order or other similar arrangement, together with modifications and amendments thereto (in each case, whether written or oral), which is currently in effect.
(j)“Disclosure Schedules” means the Schedules delivered by Seller which are numbered to correspond to the representations and warranties contained in Article 2.
(k)“Employee Benefit Plan” means any: (i) nonqualified pension, profit sharing, deferred compensation, stock purchase, stock option, incentive, bonus, severance, retirement or other type of employee benefit plan, program, policy or arrangement, whether or not an Employee Pension Benefit Plan (as defined in Section 3(2) of ERISA); (ii) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan; (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan (as defined in Section 3(37) of ERISA)); or (iv) Employee Welfare Benefit Plan (as defined in Section 3(1) of ERISA) or fringe benefit plan, program or arrangement.
(l)“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).
(m)“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).
(n)“Environmental Law” means any Law in effect as of the Closing Date concerning pollution, protection or restoration of the environment or natural resources or the generation, manufacture, processing, distribution, use, treatment, holding, storage, disposal, emission, discharge, release, labeling, control, clean up, transport or handling of Hazardous Substances. Environmental Law shall include the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Federal Solid Waste Disposal Act (which includes the Resource Conservation and Recovery Act) (42 U.S.C. § 6901, et seq.), the Federal Water Pollution Control Act (which includes the Clean Water Act) (33 U.S.C. § 1251, et seq.), the Clean Air Act (42 U.S.C. § 7401, et seq.), and the Oil Pollution Act of 1990 (P.L. 101-380, 104 Stat. 486, et seq.), as such laws have been amended, any regulations promulgated thereunder, and any similar state or local Laws.
(o)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(p)“ERISA Affiliate” means each entity which is treated as a single employer with Company for purposes of Code §414.
(q)“Excluded Business” means (i) the facilities specifically identified on Exhibit E, and (ii) the Company’s proprietary business specifically identified on Exhibit E, which Exhibit also specifically lists (a) the proprietary grain used in such business, (b) the contracts related to such business, (c) the account receivables and account payables related to such business, and (d) the ingredients made for such proprietary business.
(r)“Fiduciary” has the meaning set forth in ERISA §3(21).
(s)“Fundamental Representations” means: those representations and warranties in Section 2.1 (Organization and Power), Section 2.2 (Authority and Enforceability), Section 2.3 (Non-Contravention), Section 2.4(a) and (b) (Capitalization; Title to Assets), Section 2.11 (Taxes), Section 2.13 (Environmental), Section 2.17 (Brokers), Section 2.18 (Product Warranty), Section 2.19 (Product Liability), Section 3.1 (Organization and Good Standing), Section 3.2 (Authority and Enforceability), Section 3.5 (Independent Investigation; Acknowledgement), and Section 3.6 (Brokers).
(t)“Hazardous Substances” means any substance listed, defined, designated or classified as a pollutant, contaminant, hazardous, dangerous or toxic substance, material, or waste under any Environmental Law as of the Closing Date, including petroleum or any derivative, fraction or by-product thereof, radioactive material, mold, asbestos or asbestos containing material, lead-based paint or polychlorinated biphenyls.
(u)“Holdback Amount” means $3,412,500.
(v)“Holdback Period” means the 12 month period beginning on the Closing Date and concluding on the 12 month anniversary of the Closing Date.
(w)“Indebtedness” means, without duplication and with respect to Company, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance, bank overdrafts, interest rate protection agreements or similar credit transactions; (g) the factoring or discounting of accounts receivable, (h) swap or hedging agreements, (i) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (h); and (j) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (i).
(x)“Independent Accounting Firm” means an independent accounting firm mutually agreed upon by Purchaser and Seller and which is not the auditor for substantially all of the Seller or Purchaser.
(y)“Intellectual Property” means: (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, and patents, patent applications and patent disclosures, together with reissuances, continuations, continuations in part, revisions, extensions and reexaminations thereof, and statutory invention registrations; (ii) trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, internet domain names, rights in telephone numbers, together with all abbreviations, translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (iii) copyrightable works, copyrights and applications, registrations and renewals in connection therewith; (iv) mask works and all applications, registrations and renewals in connection therewith; (v) trade secrets; (vi) business information, confidential or otherwise (including ideas, research and development, know how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); (vii) computer software (including source code, executable code, data, databases and related documentation); (viii) advertising and promotional materials; (ix) other proprietary or technology rights; and (x) copies and tangible embodiments of any or all of the above (in whatever form or medium).
(z)“Inventory Value” means the quantity of soybeans, hulls, soybean meal, flake, flour, grits and soybean oil that comprise the Soy Inventory as of the close of business on the day immediately prior to the Closing Date, and then valuing such quantities based on the fair market value as of the close of business on the day immediately prior to the Closing Date for such soybeans, hulls, soybean meal and soybean oil that comprise the Soy Inventory as determined in Exhibit C. The Inventory Value has been determined by representatives of Seller and Purchaser and a third-party mutually acceptable to the Parties jointly conducting a physical count on or in advance of the Closing Date. The mutually agreed upon Inventory Value for purposes of the Estimated Working Capital, Closing Working Capital and Final Working Capital, including all components thereof, is set forth on Exhibit A attached hereto, which shall be final and binding on the parties and not subject to further adjustment pursuant to Section 1.3. Each Party shall bear its own expenses incurred in conducting such physical count and shall split the cost of the mutually selected third party.
(aa)“Knowledge of Seller” means the knowledge [***], which knowledge shall include all facts or matters to the extent (a) any such individual is or was actually aware of such fact or other matter; and (b) any such individual would have or should have become aware of such fact or matter if such individual would have conducted a reasonable inquiry related to such fact or matter.
(ab)“Law” means any federal, state, local, municipal, foreign, international, multinational law, regulation or rule or any constitution, statute, treaty, code, ordinance, principle of common law or other law (including any rule, regulation, plan, injunction, judgment, order, decree, ruling or charge thereunder or related thereto) and which includes all Environmental Laws. All references to Law shall be deemed to include any amendments thereto and any successor Law, unless the context requires otherwise.
(ac)“Liability” means any liability of any kind, character or description (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether disputed or undisputed, whether secured or unsecured, whether joint or several, whether vested or unvested, whether liquidated or unliquidated, whether due or to become due, or whether executory, determined, determinable, or otherwise).

(ad)“Lien” means mortgage, deed of trust, security agreement, security interest, pledge, lien, charge, or other encumbrance.
(ae)“Ordinary Course of Business” means the ordinary course of the Business consistent with past practice.
(af)“Organizational Documents” means the charter and bylaws of a corporation, the articles or certificate of organization and operating agreement for a limited liability company, and the documents of procedural equivalence for any other entity, in each case as amended.
(ag)“Party” or “Parties” means Purchaser or Seller, individually or collectively, as applicable.
(ah)“Permit” or “Permits” means all permits, licenses, franchises, security clearances, orders, registrations, certificates, variances, contractual rights, consents and other authorizations or approvals, and any applications for the same. Permits shall include any registrations and filings with any Authority.
(ai)“Permitted Liens” means any (i) mechanic’s, materialmen’s or similar statutory lien incurred in the Ordinary Course of Business for monies not yet due or the validity or amount of which is being contested in good faith by appropriate proceedings and a bond has been posted as substitute security for the Lien; (ii) Lien for Taxes not yet due; (iii) other easements and restrictions of record which do not materially impair the continued use and operation of Company or its assets, the Business or the Facility in a manner that is consistent with how such assets are used or operated as of the date of this Agreement; and (iv) Liens released contemporaneously with the Closing.
(aj)“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a joint venture, an Authority, a trust or any other entity or organization.
(ak)“Secretary’s Certificate” for any legal entity, a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of such entity certifying (A) that attached thereto are true and complete copies of all Organizational Documents of such entity and all resolutions adopted by the governing body of such entity authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the Transaction, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transaction; and (B) the names and signatures of the officers of such entity authorized to sign this Agreement, the Ancillary Agreements and the other documents to be delivered hereunder and thereunder.
(al)“Soy Inventory” means soybeans, hulls, soybean meal, flake, flour, grits and soybean oil located at the Facility and set forth on Exhibit A attached hereto, which will be based on the jointly conducted physical count performed prior to Closing.
(am)“Tax” or “Taxes” means all federal, state, or local income, gross receipts, employment, payroll, withholding, Social Security (or similar), unemployment, sales, use, transfer, real property, personal property, use and occupancy, business and occupation taxes and any other taxes applicable to the Company together with any interest or penalties related thereto.
(an)“Title Policy” means a title insurance policy acceptable to the Purchaser and applicable to the Facility (“Title Policy”) issued by a title insurer satisfactory to the Purchaser (“Title Company”), in such amount as the Purchaser may determine to be the fair market value of the Facility (including all improvements located thereon), insuring title to the fee simple interest in the Facility is in the Company as of the Closing containing the following endorsements (as appropriate): (a) an “extended coverage endorsement” insuring over the general exceptions contained customarily in such policies, (b) an ALTA Zoning Endorsement 3.1 (or equivalent) with parking, (c) an endorsement insuring that the real property described in the title insurance policy is the same real estate as shown on the survey delivered with respect to such property, (d) an endorsement insuring that each street adjacent to the real property is a public street and that there is direct and unencumbered pedestrian and vehicular access to such street from the real property, (e) tax parcel ID; (f) subdivision; (g) fairway; and (h) if the real property consists of more than one record parcel, contain a “contiguity” endorsement insuring that all of the record parcels are contiguous to one another.
(ao)“Transaction” means the transactions contemplated by this Agreement and the Ancillary Documents
(ap)“Working Capital” means, with respect to the Company as of the close of business on the day immediately prior to the Closing Date, the difference between (a) the current assets, including the Inventory Value and all current accounts receivable of the Company, minus (b) the current liabilities including any reserve noted on the balance sheet of the Company, calculated in accordance with the Accounting Principles and the sample calculation set forth on Exhibit B attached hereto. In no event shall the Working Capital, excluding the Inventory Value, be less than zero and Seller agrees to contribute such cash to the Company as may be necessary to avoid such a negative Working Capital result. Working Capital shall not include any assets or liabilities of the Excluded Business.
7.2    Other Defined Terms. The following terms shall have the meaning given to such term in the Sections indicated below:

Defined Term	Section
Agreement	Initial Paragraph
Business	Recitals
Claim or Claims	5.2(b)
Closing	1.4
Closing Date	1.4
Deductible	5.2(e)
Direct Claim	5.2(b)
Employees	2.14
Financial Statements	2.5
Fraud	5.2(l)(i)
Indemnified Party	5.2(b)
Indemnifying Party	5.2(b)
Indemnity Cap	5.2(e)
Key Customers	2.9
Owned Real Property	2.12
Proceedings	2.7
Purchase Price	1.2(a)
Purchased Interests	1.1
Purchaser	Initial Paragraph
Seller	Initial Paragraph
Tax Returns	2.11
Third Party Claim	5.2(b)
TSA Amendment	1.5(a)

7.3    Construction. “Including” means “including without limitation” and does not limit the preceding words or terms. The word “or” is used in the inclusive sense of “and/or”. The singular shall include the plural and vice versa. Each word of gender shall include each other word of gender as the context may require. “Delivered” means delivered by the delivering party and received by the receiving party. The terms “Dollars” and “$” mean U.S. dollars. References to “Articles” or “Sections” or “Schedules” or “Exhibits” shall mean Articles or Sections of this Agreement or Schedules or Exhibits attached to this Agreement, unless otherwise expressly indicated. The title of each Article and the headings or titles preceding the text of the Sections are inserted solely for convenience of reference and shall not constitute a part of this Agreement. The Parties have each participated in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
[Remainder of This Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

PURCHASER:

White River Creston, LLC,
a Nebraska limited liability company

By: /s/ Walter Cronin
Name: Walter Cronin
Title: President

SELLER: DDB Holdings, Inc., a Delaware corporation By: /s/Adrienne Elsner Name: Adrienne Elsner Title: President

HOLDINGS:

Benson Hill Holdings, Inc.,

a Delaware corporation
(but only to the extent explicitly set forth in Section 5.2(m) of this Agreement)

By: /s/Adrienne Elsner

Name: Adrienne Elsner

Title: Chief Executive Officer

Membership Interest Purchase Agreement Signature Page

EXHIBIT A
SOYBEAN INVENTORY
[***]

EXHIBIT B
WORKING CAPITAL SAMPLE CALCULATION
[***]

EXHIBIT B-1
LIST OF CURRENT AND DELINQUENT ACCOUNTS RECEIVABLE
[***]

EXHIBIT C
INVENTORY VALUE SAMPLE CALCULATION
[***]

EXHIBIT D

PROMISSORY NOTE

$4,950,000.00    February  13, 2024

1.     BORROWER’S PROMISE TO PAY. FOR VALUE RECEIVED, the undersigned, White River Creston, LLC, a Nebraska limited liability company (“Borrower”), whose mailing address is 11422 Miracle Hills Drive, Suite 203, NE 68154, promises to pay to the order of DDB Holdings, Inc., a Delaware corporation (“Lender”) and its successors and assigns, whose mailing address is 1001 N. Warson Rd., St. Louis, MO 63132 or at such other place as Lender may, from time to time, designate to Borrower in writing, in immediately available funds in lawful money of the United States, the principal sum of FOUR MILLION NINE HUNDRED FIFTY THOUSAND DOLLARS AND NO/100THS DOLLARS ($4,950,000.00) (the “Principal Amount”) together with interest on the Principal Amount at the rate set forth herein.

This Promissory Note (this “Note”) is the Promissory Note referred to in that certain Membership Interest Purchase Agreement (as the same may be amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”), dated as of even date herewith, by and among Borrower, Lender and Benson Hill Holdings, Inc., a Delaware corporation. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

2.    INTEREST. Absent an Event of Default (defined below), from and after the date of this Note, interest shall accrue on the outstanding and unpaid Principal Amount at a fixed rate equal to 8.00% per annum. Upon or after the occurrence and during the continuation of any Event of Default, the outstanding Principal Amount shall bear interest at a fixed rate equal to fifteen percent (15.00%) per annum (the “Default Rate”) until all amounts owed pursuant to this Note are paid in full. All interest on this Note shall be computed on a 360-day basis; that is, by dividing the per annum interest rate by 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding for the applicable period. Notwithstanding anything to the contrary contained herein, in the event the Default Rate exceeds the maximum rate allowed by applicable law, then the Default Rate shall be deemed to be equal to the maximum rate allowed by applicable law.

3.    PAYMENTS.

(a)Time and Amount of Payments: Subject to Section 3(e) below and absent an Event of Default, payments on this Note shall be made and applied as follows:

(i)    on November 24, 2024, Borrower shall pay to Lender a principal payment of $1,237,500.00, together with all unpaid accrued interest on the outstanding Principal Amount;

(ii)    on February 25, 2025, Borrower shall pay to Lender a principal payment of $1,237,500.00, together with all unpaid accrued interest on the outstanding Principal Amount;

(iii)     on May 25, 2025, Borrower shall pay to Lender a principal payment of $1,237,500.00, together with all unpaid accrued interest on the outstanding Principal Amount; and

(iv)     on August 25, 2025, Borrower shall pay to Lender a principal payment of $1,237,500.00, together with all unpaid accrued interest on the outstanding Principal Amount and any other amounts payable to Lender hereunder shall be due and payable in full.

(b)    Manner and Application of Payments: Any payment received or required to be received hereunder is referred to herein as an “Installment.” Absent an Event of Default, each Installment shall be applied (i) first, to reimbursable costs of Lender, (ii) second, to the payment of any interest accrued and not yet paid, and (iii) third, the balance shall be applied in reduction of the Principal Amount. Upon the occurrence of any Event of Default, Installments or amounts received on account of payment or collection will be applied by Lender as determined by Lender in its sole discretion. Installments under this Note are payable in lawful money of the United States of America and in same day funds, without abatement, reduction, deduction, counterclaim recoupment, defense or setoff, to Lender at the account or accounts designated by Lender from time to time in writing.

(c)    Voluntary Prepayments: Subject to Section 3(e) below, partial or full prepayment shall be permitted at any time without penalty to Borrower. A partial prepayment shall not extend or postpone any Installment unless Lender agrees in writing. Any partial prepayment shall be identified as such by Borrower in a contemporaneous writing delivered by Borrower to Lender.

(d)    Mandatory Prepayments: [***]

(e)    [***]

(f)    Other Charges: Borrower agrees to pay promptly upon demand all expenses including attorneys' fees and expenses actually incurred by Lender in attempting to collect any delinquent Installment, including representation of Lender in proceedings under the United States Bankruptcy Code or other insolvency proceedings and whether or not any lawsuit is ever filed with respect thereto. All such expenses shall be and become part of the amounts due hereunder and bear interest at the Default Rate.

4.    COVENANTS. Until all amounts under this Note have been irrevocably and indefeasibly paid in full:

(a)Indebtedness. Borrower shall not, nor shall Borrower permit Benson Hill to incur, any indebtedness for borrowed money that is senior in right of payment to this Note, other than (i) the Farm Credit Facility, together with all amendments, modifications and additional obligations to Farm Credit provided that the principal amount committed under the Farm Credit Facility as of the date hereof is not increased by more than Five Million and 00/100ths Dollars ($5,000,000) without the consent of Lender, which consent, Lender agrees by acceptance of this Note, will not be unreasonably withheld, delayed or conditioned; (ii) existing indebtedness outstanding as of the date hereof including future advances under existing lines of credit provided that the principal amount committed under such existing lines of credit is not increased; (iii) trade credit with suppliers or vendors in the ordinary course of business consistent with past practices, and (iv) purchase money indebtedness.

(b)Liens. Borrower shall not, nor shall Borrower permit Benson Hill, to incur, create, or suffer to exist, any lien on any of the assets of Borrower or Benson Hill, except (i) liens in favor of Farm Credit; (ii) liens for taxes not yet due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP are being maintained by Borrower or Benson Hill, as applicable, (iii) non-consensual liens arising by operation of law, arising in the ordinary course of business, and for amounts which are not overdue for a period of more than thirty (30) days or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP are being maintained by Borrower or Benson Hill, as applicable, and (iv) liens existing as of the date of this Note.

(c)Notices. Borrower shall immediately provide Lender notice in writing of any Event of Default and of any event or condition that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

5.    EVENTS OF DEFAULT. The occurrence of any of the following shall constitute an “Event of Default” hereunder:

(a)    Borrower fails to pay any Installment when due.

(b)    Borrower shall fail to comply with, perform or observe any agreement, provision or undertaking herein or in any other obligation of Borrower to Lender, or if any representation, warranty or information made or provided by Borrower in connection with this Note, the Purchase Agreement or any related documents is false or misleading in any respect as of the date made or furnished or becomes false or misleading at any time thereafter.

(c)    In the event Borrower or Benson Hill shall:

(1)    file a voluntary petition in bankruptcy or seek to be adjudicated a bankrupt or insolvent or shall have an order of relief entered with respect to it under any present or future statute, law or regulation relating to bankruptcy, insolvency, reorganization or relief from debtors; or

(2)    make any assignment for the benefit of creditors; or

(3)    not pay, or admit in writing Borrower’s or Benson Hill’s inability to pay, its debts generally as they become due.

(d)    Any default or event of default under the Farm Credit Facility.

6.    REMEDIES. Subject to Section 3(e), upon the occurrence of any Event of Default and at any time thereafter until such Event of Default is cured, at the option of Lender: (a) the Principal Amount then remaining unpaid, together with all accrued and unpaid interest thereon and any other sums due hereunder, shall immediately become due and payable in full without notice and without demand or presentment; (b) Lender may, without notice to Borrower and without further action, apply any and all money owing by Lender to Borrower to the payment of the amounts due under this Note; and (c) Lender may exercise any other rights and remedies available to it at law, in equity or by agreement. In the event one or more Events of Default shall occur, Borrower promises to pay all reasonable costs of collection of every kind, including but not limited to all reasonable attorneys’ fees, court costs, and expenses of every kind incurred by Lender in connection with such collection including representation of Lender in proceedings under any law or regulation relating to bankruptcy or other insolvency proceedings and whether or not any lawsuit is ever filed with respect thereto.

7.    DEFAULT RATE OF INTEREST. Notwithstanding anything herein to the contrary, from and after an Event of Default until such Event of Default is cured, interest on the outstanding Principal Amount in default and any other amounts due hereunder shall thereupon automatically and immediately begin to accrue at the Default Rate. Borrower’s payment of the Default Rate shall not constitute a waiver of any other right or power Lender may have.

8.    WAIVER BY BORROWER OF CERTAIN RIGHTS. BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY GOVERNING LAW, PRESENTMENT FOR PAYMENT, NOTICE OF NONPAYMENT, NOTICE OF DISHONOR, PROTEST, NOTICE OF PROTEST, DEMAND, NOTICE OF ACCEPTANCE, NOTICE OF EVERY KIND IN CONNECTION HEREWITH AND DILIGENCE IN ENFORCING PAYMENT OR BRINGING SUIT AGAINST ANY PARTY HERETO.

9.    ACKNOWLEDGMENT OF RECEIPT OF COPY. Borrower acknowledges receipt of a copy of this Note and affirms that it was completely filled in prior to the execution thereof on behalf of Borrower.

10.    MODIFICATION OR WAIVER REQUISITES. No modification of this Note shall be effective unless in writing, signed by Borrower and Lender. No waiver of any right or power of Lender hereunder shall be effective unless in writing, signed by Lender and delivered to Borrower. No prior or subsequent verbal communications not reduced to writing, executed by the parties, and declared as an integral part hereof are or shall be binding upon Borrower or Lender.

11.    NO WAIVER BY LENDER. Lender’s failure to exercise any right or power upon the occurrence of an Event of Default, or any delay by Lender in exercising any such right or power, shall not constitute a waiver of such right or power, or of any other right or power in the event of any subsequent occurrence of an Event of Default, whether of the same or different nature. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies available to Lender at law, in equity or otherwise.

12.    GOVERNING LAW; JURISDICTION; VENUE. This Note is made under and governed by the laws of, and shall be deemed to have been executed in, the State of Nebraska (the “Governing Law”). EACH OF BORROWER AND LENDER HEREBY IRREVOCABLY SUBMITS ITSELF TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN DOUGLAS COUNTY, NEBRASKA AND AGREES AND CONSENTS THAT SERVICE OF PROCESS MAY BE MADE UPON IT IN ANY LEGAL PROCEEDING RELATING TO THIS NOTE BY ANY MEANS ALLOWED UNDER NEBRASKA OR FEDERAL LAW.

13.    COMMERCIAL NATURE OF LOAN. Borrower acknowledges that the indebtedness evidenced by this Note is for business purposes only and is not an extension of consumer credit. Borrower acknowledges and agrees that the Lender and Borrower have each participated in the drafting of this Note and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be applied to the interpretation of this Note. No inference in favor of, or against, any party shall be drawn from the fact that one party has drafted any portion hereof.

14.    PROHIBITION AGAINST USURY. In no event, either before or after the occurrence of an Event of Default, shall the interest due under this Note exceed the maximum, lawful, non-usurious interest rate of the State of Nebraska (the “Maximum Rate”). This Note is hereby expressly limited so that in no event whatsoever, whether by reason of acceleration or otherwise, shall the amount paid, or agreed to be paid to Lender for the use, forbearance or detention of the sums advanced to Borrower exceed the Maximum Rate. If fulfillment of any provisions hereof, at the time performance of such provision shall be due, shall involve the potential for transcending the Maximum Rate, then ipso facto, the obligation to be fulfilled shall be reduced to the Maximum Rate, and if from any such circumstance Lender shall ever receive as interest an amount which would exceed the Maximum Rate, such excess shall be applied to the reduction of the Principal Amount and not the payment of interest, or if such excessive interest exceeds the unpaid balance of the Principal Amount, such excess shall be refunded to Borrower. All sums paid and agreed to be paid to Lender for use, forbearance or detention of the indebtedness of Borrower shall, to the extent permitted by Governing Law, be amortized, prorated, allocated, and spread through the whole term of such indebtedness so that the actual rate of interest on account of such indebtedness is uniform throughout the term thereof.

15.    SEVERABILITY. In the event any one or more of the provisions contained in this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect under Governing Law, such invalidity, illegality or unenforceability, at the option of Lender, shall not affect any other provision of this Note, but this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

16.    CREDIT AGREEMENT. A credit agreement must be in writing to be enforceable under Nebraska law. To protect the undersigned and the note holder from any misunderstanding or disappointment, any contract, promise, undertaking or offer to forbear repayment of money or to any other financial accommodation in connection with this loan of money or grant or extension of credit, or any amendment of, cancellation of, waiver of or substitution for any or all of the terms or provisions of any instrument or document executed in connection with this loan of money or grant or extension of credit, must be in writing to be effective.

17.    SUCCESSORS; ASSIGNMENT. This Note shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and permitted assigns. Borrower shall not assign or delegate any of its rights or obligations under this Note without the prior written consent of Lender, and any purported assignment or delegation by Borrower without such prior written consent will be null and void. Lender may freely assign all or any portion of its rights under this Note without the prior written consent of Borrower or any other Person.

18.    NOTICES. All notices and other communications in respect of this Note (including, without limitation, any modifications of, or requests, waivers or consents under, this Note) shall be given in writing and shall be deemed effectively given in accordance with the notice provisions set forth in the Purchase Agreement.

19.    WAIVER OF JURY TRIAL; OTHER WAIVERS. BORROWER AND LENDER, BY ITS ACCEPTANCE OF THE BENEFITS OF THIS NOTE, KNOWINGLY AND VOLUNTARILY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE. BORROWER AND LENDER AGREES THAT NO CLAIM MAY BE MADE AGAINST THE OTHER PARTY FOR ANY LOST PROFITS OR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES IN RESPECT OF ANY BREACH OR WRONGFUL CONDUCT (OTHER THAN WILLFUL MISCONDUCT CONSTITUTING ACTUAL FRAUD) ARISING OUT OF THIS NOTE; AND BORROWER AND LENDER HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY SUCH CLAIM FOR ANY SUCH DAMAGES. BORROWER AND LENDER AGREE THAT THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS NOTE AND ACKNOWLEDGE THAT LENDER WOULD NOT MAKE THE LOAN IN RESPECT OF WHICH THIS NOTE WAS INITIALLY ISSUED IF THIS SECTION WERE NOT PART OF THIS NOTE.

[remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this Note to be signed and delivered to Lender as of the date first above written.

“BORROWER”

White River Creston, LLC

By: /s/ Walter Cronin
Walter Cronin, President

GUARANTY

For good and valuable consideration received, the undersigned guarantor (“Guarantor”), hereby unconditionally and absolutely guarantees, as a guaranty of payment, performance and observation, and not merely as a guaranty of collection, the prompt payment, performance and observation by Borrower of each and every obligation, covenant and agreement of Borrower set forth in this Note and any extension, renewal and/or modification thereof (the “Guaranteed Obligations”). The obligation of Guarantor pursuant to this guaranty is primary, absolute and unconditional and is a continuing guaranty and shall remain in effect and shall survive the execution and delivery hereof.  Guarantor hereby acknowledges and agrees that Lender shall have full authority to and may, without notice to or further consent from Guarantor to, (i) release Borrower from all or a portion of the Guaranteed Obligations; (ii) renew, extend or modify the terms relating to the Guaranteed Obligations; (iii) compromise the terms of the Guaranteed Obligations; (iv) delay or forebear from exercising its rights against Borrower for the Guaranteed Obligations; or (v) accept partial payments or performance from Borrower on account of the Guaranteed Obligations, all without releasing Guarantor from the obligations contained in this guaranty. Guarantor hereby waives notice of acceptance of this guaranty and any and all suretyship defenses. Guarantor acknowledges and agrees that the execution and delivery of this guaranty is a material inducement for Lender to accept this Note from Borrower, and that Lender would not accept this Note from Borrower absent Guarantor’s executing and delivering this guaranty.

“GUARANTOR”

Benson Hill Ingredients, LLC

By: /s/ Walter Cronin
Walter Cronin, President

EXHIBIT E

Excluded Business and Pre-Closing Transactions
[***]